Exhibit 10.9
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into and is effective as of July 27, 2005 by and between Homeland Integrated Security Systems, Inc., a Florida Corporation, with a principal place of business at 1 Town Square Boulevard, Suite 347, Asheville, North Carolina 28803 (“Company”) and Big Apple Consulting USA, Inc., a Delaware Corporation, with principal offices at 280 Wekiva Springs Road, Suite 201, Longwood, FL 32779 (“Consultant”).

R E C I T A L S:

A. Consultant represents various financial websites that individuals can access to learn more about companies they may not otherwise be exposed to.

B. In addition, Consultant maintains an extensive database of brokers representing investors interested in owning stock in companies such as the Company and employs a stock profiler team which regularly communicates with such brokers.

C. Company wishes to promote itself through Consultant’s efforts in the brokerage community in order to gain as much exposure as possible for Company.

T E R M S:

NOW THEREFORE, in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties agree as follows:

1.00      Services to be Performed by Consultant

1.01 Consultant shall access its database of brokers, containing over 25,000 active brokers throughout the United States who may be interested in the Company, and shall utilize a profiler team (comparable in size and capability to that currently employed by Consultant) in order to contact brokers interested in recommending Company to their investor clients. Consultant’s profilers will continue to “cold call” on a regular basis, which will continually add new broker’s to the database.

1.02 Consultant shall diligently market and promote Company to brokers and other investors, advisors, counselors, trustees, agents and other individuals and entities whom Consultant is legally permitted to contact (including with the proper disclosures and disclaimers) and shall introduce Company and its principals to Consultant’s current and future network of brokerage firms and market makers. Consultant shall promote Company on a daily basis through all of their profilers and will train new profilers to promote the Company. Company understands and agrees that Consultant’s database constitutes proprietary information owned by Consultant, however on a bi-weekly basis Consultant will provide Company with a total of all calls made by Consultant’s profilers.

1.03 Consultant shall provide investor lead management services normal and customary in the industry. Consultant will handle investor and broker inquiries (including with the proper disclosures and disclaimers) in a professional manner and will maintain a high call volume to outside financial institutions on behalf of the Company.

1.04 Consultant shall organize, initiate, manage and facilitate broker/investor conference telephone calls and other presentations mutually agreeable to Company and Consultant. Expenses for broker/investor conference calls and other presentations are to be paid by the Consultant, and must be pre-approved by the Company.

1.05  Consultant shall review and monitor Company’s stockholder base and all transfer agent and DTC reports, and shall analyze, present to, and discuss with Company the results and implications of such reports. Company agrees to provide Consultant with all DTC reports on a weekly basis and a NOBO list on a monthly basis.

1.06  Consultant shall provide Company with copies of “Assume the Sale” Reports and DTC analysis on no less than a monthly basis, and will use their best efforts to provide said reports and analysis on a more frequent basis.

1.07  Company will be permitted to visit Consultant’s facility on a regular basis and will have the ability to talk in person with Consultant’s employees regarding their progress during the campaign. Consultant’s employees will be allowed to contact Company’s management for weekly conference calls and Company will be permitted to communicate with Consultant’s management with updated emails on a regular basis. However, Company represents and warrants it will not discuss any information that may be considered to be “insider information” with any employee of Consultant other than upper management and said discussions and communication will be solely on a need to know basis.

1.08 In addition to the services identified in Section 1.01 to 1.06 above, at the direction of and with the consent of the Company, Consultant has agreed to retain Management Solutions International, Inc. to provide the services described in Exhibit “A” and made a part of this Agreement under the terms and conditions set forth herein.

2.00      Terms & Fees

2.01 The term of this Agreement shall commence on October 1, 2005 (the “Effective Date”) and shall expire one (1) year thereafter. The Company shall have the right to extend this contract an additional six (6) months after the first one (1) year expires.

2.02 As compensation for Consultant’s services required hereunder, Consultant shall be entitled to receive:
(a) Cash Value: Cash value of contract is Nine Hundred Thousand ($900,000) Dollars, to be paid in accordance with the terms and conditions of Section 2.02(b).

(b) Compensation: On a monthly basis Consultant shall be entitled to receive Seventy Five Thousand U.S. Dollars ($75,000.00) per month due on or before the 1st of each month. If payment is made in stock Consultant shall be entitled to receive Seventy Five Thousand U.S. Dollars ($75,000.00) per month worth of Homeland Integrated Security Systems, Inc. (HISC) common stock based upon the previous ten (10) day average closing bid price due and payable on or before the 1st of each month. The first month’s payment shall be due and payable on or before October 1, 2005. All payments will be delivered from the escrow account as described in Section 2.03 below.

(c)                    Options: As compensation, Consultant will have the right to purchase One Million ($1,000,000) Dollars worth of common stock at a price of $0.10 per share. Should the Consultant elect to exercise the above-described options, the free trading shares common stock purchased under this option shall be delivered to Consultant from the escrow account as described in Section 2.03 below.

(d)                    SB-2 Registration: Company agrees to register 28,000,000 shares, the common stock issued for compensation and for the options, in the name of “Big Apple Consulting USA, Inc.” in an SB-2 registration with the SEC within thirty (30) days of the date of this Agreement which shall become effective within ninety (90) days after the date of such SB-2 filing date. However, Consultant acknowledges that the Company cannot guarantee the exact date on which SEC shall declare the SB-2 effective. In the event that the SB-2 has not become effective within ninety (90) days of the date of this Agreement, then Consultant shall have the option to terminate this Agreement with five (5) days written notice.

2.03
Escrow Account: Company agrees to deposit 28,000,000 shares of Homeland Integrated Security Systems, Inc. (HISC) common stock in an escrow account with Michael Bongiovanni of GreenTree Financial, upon the signing of this Agreement. Should the Consultant elect to exercise the Option described in Section 2.02(c) the common stock purchased under that option shall be delivered to Consultant from the escrow account upon receipt by the escrow agent of a certified or bank check from the Consultant. Commencing on or before October 1, 2005, and continuing throughout the Initial Term of this Agreement, the monthly payments shall be released to Consultant in accordance with section 2.02(b) above. After expiration or termination of this Agreement any common stock remaining in escrow will be returned to the Company.

3.00      Termination

In the event of a breach of this agreement by Company, Company shall be responsible for any outstanding fees and expenses. Consultant shall have the right to terminate this Agreement on the grounds of the Company’s failure to remit the required monthly payments or in the event of any breach of the Agreement by Company. Company has the right to terminate this agreement with ninety (90) days written notice. In the event of a material breach of this Agreement by Consultant, which shall be termed a “Default”, Company shall provide Consultant with written notice of the Default and afford Consultant a twenty (20) day cure period. If Consultant fails to cure the alleged Default within the proscribed time, then Company shall have the right to terminate this Agreement upon ten (10) days written notice and any unearned compensation shall be returned to Company. In the event that Consultant disputes any alleged Default, Consultant shall provide Company with written notice of said dispute within ten (10) days after receipt of the Company’s notice of Default. The parties agree that written notice will be deemed accepted and received by the parties via certified mail delivered to the address above or fax notification.

4.00	Representations

Company represents and warrants that it is in compliance with all required filings and regulations of NASD, the SEC and/or any other governmental agencies, and that the Company’s stock is not suspended from trading for any reason whatsoever. Company further represents and warrants that during the term of this agreement, it will continue to file all required reports with the SEC, NASD and/or any other governmental agencies and will continue to adhere to SEC, NASD, and/or any other governmental agency’s requirements, and that it will take whatever steps are deemed necessary to keep its shares listed and “fully reporting.” The Company’s failure to comply with the provisions of this paragraph shall constitute a material breach of the parties’ agreement. Since Consultant has agreed to accept payment for services, in part, in the form of shares of the Company, the Company agrees that the value of the shares at the time of this agreement will be adversely affected and impacted if the promotion of the Company to the financial community and others is suspended due to a breach of the representations and warranties contained herein. Further, in the event of a breach of the representations and warranties contained herein the Company agrees to continue to make any payments due and the Company agrees to pay Consultant one and a half (1.5) times the cash value for any shares Consultant holds or is due and payable (as part of its compensation for this agreement) at the time of the Company’s breach of this paragraph. This “make whole payment” shall be made within five (5) business days of the date of the breach.

5.00   Miscellaneous Terms

5.01         Anti-dilution Clause. The company must notify the Consultant in writing at least ten (10) days prior to any new shares being added to the Company’s outstanding share total; including notifying the Consultant if any new shares are being added to the company’s float. Officers of the company must notify the Consultant of any transactions regarding the company’s security. If dilution occurs without the requisite notice, the Consultant’s compensation must be adjusted proportionately. If company violates the anti-dilution clause, then company must pay Consultant 1.5 times cash value for any shares the Consultant holds as part of its compensation for this agreement.

5.02     Successors. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnities of each of the parties to this Agreement.

5.03	Governing Law. This Agreement and the interpretation and enforcement of the terms of this Agreement shall be governed under and subject to the laws of the State of New York.

5.04
Jurisdiction. Jurisdiction for court action, court and authorities in the State of New York or the Federal District Court having venue for the State of New York should have jurisdiction over all controversies that may arise with respect to this agreement. Company hereby waives any other venue to which it might be entitled to by virtue of domicile or otherwise.

5.05      Integration. This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten. Each of the parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited herein above.

5.06
Attorneys Fees. In the event of a dispute between the parties concerning the enforcement or  interpretation of this Agreement, the prevailing party in such dispute, whether by legal  proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred  attorneys' fees and other costs and expenses by the other parties to the dispute.

5.07	Context. Wherever the context so requires, the singular number shall include the plural and the plural shall include the singular.

5.08	Captions. The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

5.09
Severance. If any provision of this Agreement is held to be illegal or invalid by a court of  competent jurisdiction, such provision shall be deemed to be severed and deleted and  neither such provision, nor its severance and deletion, shall affect the validity of the  remaining provisions.

5.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and, when taken together shall constitute one and the same instrument.

5.11	Expenses Associated With This Agreement. Each of the parties hereto agrees to bear its own costs, attorney's fees and related expenses associated with this Agreement.

5.12
Arbitration.  Any dispute or claim arising from or in any way related to this agreement shall be settled by arbitration in New York at the option of Consultant. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate a panel of three arbitrators from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within sixty (60) days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

5.13
Assignment.  Neither Company, nor Consultant, shall have the right to assign or delegate this Agreement or any rights or obligations created hereby unless the non-assigning party expressly approves the assignment in writing.

5.14	Authority to Bind. A responsible officer of each party has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of that party to execute it.

5.15	Continuing Obligations: Both Company and Consultant shall hereafter execute all documents and do all acts reasonably necessary to effect the provisions of this Agreement.

5.16
Reversion of Payment: If at any time, Company shall be in default of the payment provisions of this contract for a period greater than seven (7) days, then the Consultant shall no longer be obligated to accept payment in the form of free trading shares of stock and the balance due, and any payments due thereafter, shall be paid only in cash, certified check, cashiers check or money order, unless Company is advised otherwise by Consultant in writing. Further, if at any time, Company shall be in default of the payment provisions of this contract for a period greater than five (5) days, all services provided by Consultant under this Agreement shall be suspended until such time as payment in full of any outstanding balance is made and services under the Agreement shall be reinstated on the day after the day on which payment is received. Consultant reserves the right, at Consultant’s sole option, to submit and assign any outstanding balance to an independent third party for the purpose of collecting any outstanding balance owed Consultant.

5.17
Claims, Actions or Proceedings relating to the issuance of Stock compensation: In the event that Company compensates Consultant with stock, then Company agrees to indemnify and hold harmless the Consultant from any action, claim or proceeding resulting from the issuance of the shares. Said indemnification shall include all fees and costs including reasonable attorney’s fees which the Consultant may incur. Consultant shall have the right to designate its own counsel for representation arising out of any indemnification and the costs thereof shall be borne by the Company.

5.18
Notices: All notices must be in writing and sent to the appropriate address listed above, or to such other address as either party may designate in writing, by first class mail and either certified mail return receipt requested or overnight courier service. In the case of certified mail notice shall be deemed given as of the date of deposit with the United States Postal Service, and in case of overnight courier service notice shall be deemed given as of the date of deposit with such overnight courier service.

5.19
Confidentiality: Both Consultant and Company agree that it will not at any time, or in any fashion or manner divulge, disclose or otherwise communicate to any person or corporation, in any manner whatsoever, any information of any kind, nature, or description concerning any matters affecting or relating to the business of each others company. This includes its method of operation, or its plans, its processes, or other data of any kind or nature that they know, or should have known, is confidential and not already information that resides in the public domain. Both the Consultant and Company expressly agree that confidentiality of these matters is extremely important and gravely affect the successful conduct of business of each company, and its goodwill, and that any breach of the terms of this section is a material breach of this Agreement. The provisions of this section shall survive termination of the Agreement.

6.00
Enforceability of Agreement: This Agreement shall neither be deemed to be nor be enforceable until executed by Consultant. Further, should the parties fail to execute this Agreement within thirty (30) days from the date of delivery of this Agreement, then this Agreement and all the terms and conditions contained herein shall become and be deemed null and void and neither party named herein shall be bound hereby. Consultant, without the consent of Company, shall have the sole option to extend the time requirements set forth within this section 6.00, and any request by Company to extend the time requirements set forth in section 6.00 must be approved by Consultant in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

COMPANY:

Homeland Integrated Security Systems, Inc.
A Florida corporation

By: _____________________________
                                                                           Frank A. Moody, CEO

CONSULTANT:

Big Apple Consulting USA, Inc.
A Delaware Corporation

By: __________________________
                                                                           Marc Jablon, President

E X H I B I T A
(MANAGEMENT CONSULTING AND AGENT SERVICES)

At the direction of and with the consent of the Company, Consultant has agreed to retain Management Solutions International, Inc. (“MSI”) to provide the services described below under the terms and conditions set forth in this Agreement and the Consultant will work closely with the Company to set priorities and objectives to be accomplished during this engagement.

A)	Assist in Defining Capital needs and Sources and Uses of Funds.

B)	Work closely with Client to develop a Business Plan

C)	Draft a Private Placement Memorandum and Subscription.

D)	Assist in the preparation of all of the appropriate form filing to raise private capital.

E)	Research and evaluate current and future acquisition candidates based on the Client’s outlined acquisition strategy.

F)	Analyze, Evaluate and do preliminary Due Diligence on any current and future acquisition candidates. This includes meetings in Person, by Phone, Fax, Email, etc.

G)	Evaluate existing and Develop new Distribution Channels for the Client’s products

H)	Layout Timeline and Action Plan based on the outlined acquisition strategy.

I)	General Business Consulting (answering questions, giving advice, introductions) as required.